Exhibit 10.22

VirtualScopics, Inc. 2007 Bonus Plan

On February 15, 2007, the Registrant’s Compensation Committee approved the terms of the Registrant’s 2007 Bonus Plan (“Plan”). The 2007 Bonus Plan covers the Registrant’s Chief Executive Officer, management employees including the Chief Financial Officer, and other employees.

The Plan provides performance criteria based upon meeting certain financial and operational targets in the 2007 fiscal year. If the Registrant’s performance meets or exceeds the staged targets in the Plan, the participating employees may receive cash incentive bonus payments equal to a percentage of an employee’s eligible base pay, amounts may be further adjusted for individual performance. With respect to the Chief Executive Officer, the bonus percentage range is 0% to 30% of eligible base pay. For management employees the bonus percentage range is 2% to 15% of eligible base pay. The Chief Executive Officer is not eligible for a bonus unless the Company meets the initial threshold for financial performance. Employees other than the Chief Executive Officer may receive a discretionary bonus if the Registrant’s performance results do not meet the threshold. The Committee may adjust the bonus amounts on a discretionary basis for individual performance, and for Registrant results above the maximum thresholds.